Exhibit 99.6 – Amendment to Confirmation

To:	Triple Flag Mining Aggregator S.à r.l.
From:	Goldman Sachs International
Re:	Amendment to Variable Price Forward Sale Transaction
Date:	March 31, 2026

Dear Sir/Madam:

The purpose of this letter agreement (this “Amendment”) is to amend certain terms and conditions of the Confirmation for Variable Price Forward Sale Transaction, dated as of December 31, 2025 between Goldman Sachs International (“GS”), Goldman Sachs & Co. LLC (“GS&Co.”) and Triple Flag Mining Aggregator S.à r.l., a private limited liability company (société à responsabilité limitée) existing under the laws of the Grand Duchy of Luxembourg with registered address at 12c, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de commerce et des sociétés, Luxembourg) under number B 250.444 (“Counterparty”) (the “Confirmation” and, the “Transaction” under, and as defined in, the Confirmation, the “Transaction”), as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Confirmation. Each of GS, GS&Co. and Counterparty hereby agrees as follows:

1.       Amendment.

a.	Subject to Section 2 hereof, the parties hereto acknowledge and agree that the definition of “Applicable Number of Shares” set forth in the Confirmation shall be deleted and replaced, in its entirety, with:
Applicable Number of Shares:	The Number of Shares minus the Number of Excluded Shares, provided that Buyer will have the right to increase the Applicable Number of Shares by any number of Excluded Shares so long as such increased Applicable Number of Shares is less than or equal to the Number of Shares by delivering notice to Counterparty at any time on or before the Valuation Date (or, if the Valuation Date is the Accelerated Valuation Date, prior to 11:59 P.M. New York City time on the Exchange Business Day immediately following the designated Accelerated Valuation Date). For the avoidance of doubt (i) any such increase will not result in a change to the Forward Price per Share and (ii) Counterparty will not seek to control or influence Buyer’s or its affiliates’ decision to make any such increase or effect any hedging transactions in connection therewith.”

2.       Effectiveness; Conditions Precedent. This Amendment shall become effective on the date first written above, provided that each of the following conditions precedent has been fulfilled to GS’s and GS&Co.’s satisfaction (or waived by GS and GS&Co. in their sole discretion) (such date, the “Amendment Effective Date”):

a.	Each of GS and GS&CO has received a duly executed counterpart of this Amendment from Counterparty;
b.	the representations and warranties set forth in Section 4 hereof shall be true and correct on and as of the Amendment Effective Date after giving effect thereto; and

c.	no Default, Event of Default, Potential Event of Default or Termination Event shall exist or be continuing as of the date hereof or result from this Amendment becoming effective.

3.       No Other Changes; Ratification. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of GS and GS&Co. under the Confirmation or the Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Confirmation and the Agreement except as expressly set forth herein, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle Counterparty to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Confirmation or the Agreement in similar or different circumstances.

4.       Representations and Warranties. Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

5.       Governing Law and Jurisdiction. This Amendment and all matters and all non-contractual obligations arising out of or in connection with the Amendment, shall be governed by, and construed in accordance with, the laws of England and Wales. This Amendment is also subject to, and incorporates, the jurisdiction provisions contained in Section 26 of the Confirmation.

6.       Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

7.       Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., DocuSign and AdobeSign (any such signature, an “Electronic Signature”)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Amendment or in any other certificate, agreement or document related to this Amendment shall include any Electronic Signature.

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Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Amendment enclosed for that purpose and returning it to us.

Confirmed as of the date first written above:

TRIPLE FLAG MINING AGGREGATOR S.À R.L.	GOLDMAN SACHS INTERNATIONAL

By: /s/ Jerome Devillet	By: /s/ David Sprake
Name: Jerome Devillet	Name: David Sprake
Title: Authorized manager	Title: Managing Director

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